FOR IMMEDIATE RELEASE
                                                            Contact:
                                                            Elwood F. Winn
                                                            President and CEO
                                                            920-208-4100
                                                            ewinn@shopthepig.com


           FRESH BRANDS BEGINS SEARCH FOR NEW CHIEF FINANCIAL OFFICER
           ----------------------------------------------------------

Sheboygan, Wis., September 12, 2003.... Fresh Brands, Inc. (Nasdaq: FRSH)
announced that the company and its chief financial officer, Pat Plumley, have agreed, effective today, to end their relationship. The cessation of the relationship is not related to any accounting or financial issues. Plumley has served as Fresh Brands' chief financial officer since January 2003.

Fresh Brands has initiated a search for a new chief financial officer. Until a new chief financial officer is named, Elwood F. Winn, Fresh Brands' president and chief executive officer, will serve as acting chief financial officer. Winn previously served as Fresh Brands' chief financial officer from May 2000 to December 2000 and as acting chief financial officer from August 2002 until January 2003. Michael Isken will continue to serve as Fresh Brands' corporate controller. This arrangement is designed to provide for continuity and an orderly succession plan, while at the same time minimizing any disruption to Fresh Brands' operations.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets and 29 corporate-owned stores, all served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company's corporate Web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.



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